Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form-10/A Second Amendment of AmerElite Solutions, Inc., of our report dated June 16, 2008 (except as to Note 2 to the financial statements the date is July 7, 2008) on our audit of the restated financial statements of AmerElite Solutions, Inc. as of December 31, 2007 and 2006, and the related restated statements of operations, stockholders’ equity and cash flows for the years then ended and from inception on July 26, 1994 to December 31, 2007.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
July 7, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501